EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Bruce A. Scott
(504) 457-6220

GS FINANCIAL CORP. AND SHAREHOLDER GROUP ENTER INTO AGREEMENT

    Metairie, Louisiana, April 6, 2009 – GS Financial Corp. (Nasdaq: GSLA) (the "Company") and its wholly owned subsidiary, Guaranty Savings Bank (the "Bank") have entered into a Shareholder Agreement (the "Agreement") with Philip J. Timyan, Riggs Qualified Partners, LLC, FJ Capital Long/Short Equity Fund LLC and Martin S. Friedman (collectively, the "Shareholders" and individually, a "Shareholder").

    Under the terms of the Agreement, the Shareholders have, among other things, withdrawn their nominations of three directors to the Board of Directors of the Company (the "Board") and agreed to amend their Schedule 13D previously filed with the Securities and Exchange Commission.  In accordance with the terms of the Agreement, the Company and the Bank, among other things, have appointed Mr. Martin Friedman to serve as a director of the Company, and the Company has agreed to elect him as a director of the Bank, in each case for a two-year term expiring in 2011.  Mr. Friedman also has been appointed to the Company's Audit Committee and Compensation Committee.  The Agreement also provides, among other things, that the Shareholders will not propose or seek to effect a merger or sale of the Company, propose or support any nominee for election as a director to the Company's Board other than those recommended by the Board, initiate litigation against the Company, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors or seek to exercise any control or influence over the Company’s management, other than Mr. Friedman in his capacity as a director.  The Shareholders also have agreed not to make any statements that reflect negatively on the Company or the Bank.

    GS Financial Corp. is the holding company for Guaranty Savings Bank, a federally chartered savings bank.  The Bank conducts business from its headquarters and main office in Metairie, Louisiana, as well as four additional full-service branch offices and one loan production office.  At December 31, 2008, the Company had total assets of $221.9 million, total liabilities of $194.3 million and stockholders' equity of $27.6 million.

    Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, the continuing effects of Hurricane Katrina on the greater New Orleans area, changes in interest rates, risks of lending activities, interest rate risks, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.gsfinancialcorp.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.